UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

CREATIVE LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-52883	20-4456503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street, Suite 113 St. Augustine, FL		32095
(Address of principal executive offices)		(Zip Code)

(904) 824-3133

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1

Item 1.01	Entry into Material Definitive Agreement.

On September 30, 2019, Creative Learning Corporation. (the “Company”) entered into indemnification agreements with its officers and directors which provide that the Company will provide indemnification to the officers and directors in connection with their service to the Company. The Form of Indemnification Agreement is filed as Exhibit 99.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with his employment as Chief Executive Officer of the Company, Blake Furlow was entitled to receive shares of the Company’s Common Stock, $.0001 par value (the “Common Stock”) valued at $35,000 and Mr. Furlow was also entitled to receive shares of Common Stock upon the exercise of a Warrant granted to Mr. Furlow in consideration of a Letter of Credit he provided to the Company in December 2017. In connection with these obligations the Company as of September 2019 issued an aggregate of 573,176 shares of Common Stock to Mr. Furlow.

In connection with their service on the Board of Directors for the fiscal years ended September 30, 2017, September 30, 2018 and September 30, 2019, the Company issued (i) 99,362, (ii) 272,472,(iii) 112,739 and (iv) 272,472 shares of Common Stock to Blake Furlow, Gary Herman, Bart Mitchell and JoyAnn Kenny-Charlton, respectively.

The issuances of Common Stock described above were issued pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 30, 2019, Bart Mitchell, the Company’s Chief Financial Officer, was appointed Chief Executive Officer of the Company. In connection with this appointment, Mr. Mitchell entered into an Employment Agreement with the Company as of October 1, 2019. The employment agreement provides for a one year term. Mr. Mitchell’s annual cash compensation will increase to $150,000 and he will receive stock grants valued at lesser of $15,000 or 200,000 Shares of Common Stock. Mr. Mitchell will continue to serve as a member of the Board of Directors of the Company, but will no longer serve as the Company’s Chief Financial Officer.

Effective October 1, 2019, Robert Boyd was appointed Chief Accounting Officer of the Company. Mr. Boyd and the Company entered into a one year employment agreement which provides that Mr. Boyd’s compensation will be $40,000 per annum.

Biographical Information on Mr. Mitchell and Mr. Boyd

Bart Mitchell, 46, became a director of the Company in July 2017 and has served as the Company’s Chief Financial Officer, since October 2018. Mr. Mitchell is a founding member and partner of Greenbrier Academy for Girls (“GBA”), a residential therapeutic boarding school. He served as the Chief Operating Officer and Chief Financial Officer from June 2007 through August 2016, successfully navigating the company through startup and establishing it as a thought leader and premier academy in its highly competitive niche. Prior to his time at GBA, Mr. Mitchell was an officer and managing member of TAS Development, LLC from 2005 until 2007. From 2002 until 2005, he was department director for the Alldredge Academy. Previously, Mr. Mitchell served as a manager for Xlear Inc., from 2000 until 2002, helping the company through its startup phase and into prosperity. Prior to joining Creative Learning Corporation, he and his wife built Escape Game Coeur d’Alene, which quickly became the most successful escape room business in the region. Mr. Mitchell holds degrees in philosophy from Brigham Young University and English from Dixie State University. Mr. Mitchell’s experience in entrepreneurship, upper management and with both the financial and operations of GBA, including working with a curriculum team to provide flexible, engaging academics, give him unique and valuable insights that will prove to be an asset to Creative Learning Corporation.

Robert Boyd, 63 was appointed Chief Accounting Office on October 1, 2019. He started and operated Express Service for 18 years which serviced over 2,000 restaurants, hotels, and health care facilities in five Rocky Mountain states. This involved sales, logistics, financial & operational challenges. After selling his business in 2011 he started and currently operates Benchmark Bookkeeping which works with over 200 businesses in the Northwest U.S. This involves all levels of financial and operational duties with the owners and employees of each business. He owns and leases several warehouses in Boise, Idaho. Mr. Boyd has a degree from Brigham Young University in Business & Finance and teaches Quickbooks Certification courses in the Boise, Idaho area.

2

During the last two years, there have been no transactions or proposed transactions by the Company in which Mr. Mitchell or Mr. Boyd has had or is to have a direct or indirect material interest, and there are no family relationships between Mr. Mitchell or Mr. Boyd and any of the Company’s other executive officers or directors.

As of September 30, 2019 Blake Furlow resigned as Chief Executive Officer of the Company. Mr. Furlow will remain a Director of the Company. Mr. Furlow will receive severance of $30,000 pursuant to the terms of a Severance Agreement which will contain customary terms and conditions. As described under Item 3.02. Unregistered Sales of Equity Securities, Mr. Furlow received 573,176 shares of Common Stock pursuant to preexisting Company obligations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Form of Indemnification Agreement for Directors and Officers.

99.2	Employment Agreement dated October 1, 2019 between the Company and Bart Mitchell.
99.3	Employment Agreement dated October 1, 2019 between the Company and Robert Boyd.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2019	CREATIVE LEARNING CORPORATION

	By:	/s/ Bart Mitchell
		Name:	Bart Mitchell
		Title:	Chief Executive Officer

4